Exhibit 10.38

CVS Health Corporation
Performance-Based Restricted Stock Unit Program

I.    Objectives and Summary
The objective of the CVS Health Corporation (the “Company”) Performance-Based Restricted Stock Unit Plan (“PBRS Plan”) is to reward eligible participants for their role in achieving the Company’s Earnings before Interest and Taxes (“EBIT”) target and to encourage continued employment with the Company and its subsidiaries. PBRS Awards are generally delivered as restricted stock units (“RSUs”) and are based on actual results measured against pre-established targets.

II.    Administration
The PBRS Plan shall be administered by the Management Planning and Development Committee (the “Committee”) of the Board of Directors, or its designee, under the provisions of the 2017 Incentive Compensation Plan or any successor plan (the “ICP”). The Committee shall have full and final authority, in each case, subject to and consistent with the provisions of the ICP and the PBRS Plan, to construe and interpret rules and regulations for the administration of the PBRS Plan, correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the PBRS Plan. Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the ICP. In the event of a conflict between the ICP and the PBRS Plan, the provisions of the ICP shall control.

III.    PBRS Plan Year
The “PBRS Plan Year” commences on January 1 and ends on December 31 of each year, unless otherwise approved by the Committee. All dates in this document occur during the current PBRS Plan Year unless otherwise stated.

IV.    Eligibility

A. Eligible Employees
The Chief Executive Officer (the “CEO”) or the CEO’s designee determines those employees of the Company and its subsidiaries who are eligible to participate in the PBRS Plan (“Eligible Employees”). In general, Eligible Employees are those employees who are (i) officers of CVS Pharmacy, Inc. who are Vice Presidents or above, and (ii) senior officers of other subsidiaries who have been designated as Eligible Employees by the CEO or his or her designee. Generally, Business Planning Committee (“BPC”) members are not eligible to participate, unless otherwise named as an Eligible Employee by the Committee.

B. Newly-Hired Eligible Employees
A newly-hired employee satisfying the requirements set forth in Paragraph IV.A is an Eligible Employee and may receive a PBRS Award for the PBRS Plan Year in which he or she is hired provided he or she is hired on or before November 1 and remains in an Eligible Employee position through December 31 of the PBRS Plan Year.

C. Participants
Unless the Committee is required to make such determinations under applicable law or the ICP, the CEO or the CEO’s designee shall determine which Eligible Employees will receive an award under the PBRS Plan (a “PBRS Award”). All such determinations, whether by the CEO, the CEO’s designee, or the Committee, with respect to a PBRS (“Plan Year”) shall be made no later than the last business day of February immediately following the PBRS Plan Year (the “PBRS Award Date”). Each Eligible Employee who receives a PBRS Award is a “Participant”. No Eligible Employee has any right to receive a PBRS Award, regardless of whether such Eligible Employee is employed on the last day of the PBRS Plan Year, and the determination of whether an Eligible Employee will be a Participant shall be made in the sole discretion of the CEO, the CEO’s designee or the Committee, as the case may be.

D. Status Changes

(i)Promotions. An employee who is promoted on or before November 1 of the PBRS Plan Year to a position satisfying the requirements set forth on Paragraph IV.A is an Eligible Employee and may receive a PBRS Award for the year in which the promotion occurs.

(ii)Demotions:     An Eligible Employee who is demoted after November 1 of the PBRS Plan Year to a position not satisfying the requirements set forth on Paragraph IV.A will remain an Eligible Employee and may receive a PBRS Award provided such demotion is not the result of voluntarily transfer to a lower level position, is not related to unsatisfactory performance, and is not as a result of a violation of a Company policy or Code of Ethics.

(iii)Termination of Employment

a)
In General. Except as provided in sub-paragraph (b) below, if for any reason the employment of an Eligible Employee with the Company and any subsidiary of the Company terminates during a PBRS Plan Year, the Eligible Employee will not receive a PBRS Award for that PBRS Plan Year.

b)
Death or Disability. If an Eligible Employee dies or commences a long-term disability (as defined in the either Company's long-term disability plan or by the Social Security Administrator, as determined by the “Committee”) during a PBRS Plan Year, the Eligible Employee may receive a PBRS Award at the same time PBRS Awards are made to other Participants. Such PBRS Award will be pro-rated for the number of full months (a partial month will be counted as a full month) during which the Eligible Employee was an active employee based on a full calendar year and will (unless otherwise determined by the CEO or the Committee) be paid in cash based on the Eligible Earnings of the Eligible Employee as of the time of death or commencement of long-term disability. PBRS Awards with respect to deceased Eligible Employees shall be paid to the Eligible Employee’s Beneficiary.

The decision to pay a pro rata or full award to an Eligible Employee who terminates employment with the Company and its subsidiaries prior to the PBRS Award Date for any reason other than death or long-term disability, as defined above in this section, will be at the sole discretion of the CEO or the Committee (as the case may be).

V.    PBRS Funding

A. Consolidated Company Funding
PBRS funding is based on consolidated Company performance, measured by Earnings before Interest and Taxes (EBIT), and modified by customer service and client satisfaction measurements. Achievement of the Company’s EBIT target and modifiers will determine the total funding (the “Total Pool”).

EBIT may be adjusted by the financial adjustments as approved by the Committee prior to the end of the first fiscal quarter of the Plan Year (the “Financial Adjustments”). If EBIT is below the minimum performance threshold, no formulaic funding will be made available for awards, regardless of PBRS modifier metrics performance, and there shall be no awards paid under the PBRS.

B. Total Pool Funding
After the minimum threshold for EBIT has been achieved, performance of PBRS modifiers to target will be calculated for the Plan Year. The Total Pool for all business units will be fully based (100%) on consolidated Company performance.

The CEO may, for any reason and in his or her sole discretion, adjust the funding of the Total Pool based on (a) input from senior Company executives regarding their assessment of the overall performance of the Company; and (b) assessment of the achievement of Plan Year performance goals. In no case, however, can the CEO or the Committee increase Total Pool funding due to the results of the PBRS modifiers.

C. Individual Performance
The Total Pool will be available for award to Eligible Employee’s under the PBRS, taking into account the individual contribution of each Eligible Employee. The award, if any, for an Eligible Employee shall be determined in the sole discretion of the Company, which shall be final, binding and conclusive as to all parties having an interest therein.

VI.    Plan Payout

A. Target PBRS Award
The target PBRS award for each Employee is 25% of “Eligible Earnings” (defined below) while in a PBRS Eligible position for the PBRS Plan Year. Eligible Earnings will be multiplied by the 25% target opportunity of the Eligible Participant.

Eligible Earnings include reoccurring items such as pay earned for hours worked, paid time off (e.g. vacation, sick, holiday, funeral, jury duty, military) but will exclude one-time payments such as annual cash incentives, commissions and similar payments, and earnings associated with equity releases and stock option exercises.

B. PBRS Award Determination and Vesting
After the achievement of at least threshold for Operating Profit has been confirmed, performance of modifiers compared to target for the Plan Year will be calculated. The Total Pool for all business units will be fully based (100%) on consolidated Company performance.

The approved PBRS Award is generally payable in RSUs. The number of RSUs that the Participant will receive is equal to the PBRS Award divided by the closing price of Company common stock on the PBRS Award Date.

C. Vesting
The RSUs issued in respect of any PBRS Award will vest in accordance with and subject to the terms and conditions of the ICP and the applicable agreement for each PBRS Award. PBRS Awards unvested as of a Participant’s termination of employment shall be governed by the terms and conditions of the applicable agreement for each PBRS Award and the PBRS Plan in effect at the time of grant of each award.

VII.    Plan Administration

A. Employment Rights
The PBRS Plan does not create any express or implied contract of employment between the Company and an Eligible Employee or any other person. Both the Company and an Eligible Employee (whether or not a Participant) retain the right to terminate the employment relationship at any time and for any reason.

B. Rights are Non-Assignable
Neither a Participant nor any beneficiary nor any other person shall have any right to assign the right to receive payments hereunder, in whole or in part, which payments are non-assignable and non-transferable, whether voluntarily or involuntarily.

C. Change in Control
In the event of a Change in Control, the PBRS Plan shall remain in full force and effect. Any modifications to or dissolution of the PBRS Plan by the acquiring entity may only occur prospectively and will not affect entitlements, awards or eligibility before the date of the Change in Control.

D. Plan Amendment/Modification/Termination
The Company retains the right to amend, modify, or terminate the PBRS Plan for any reason and at any time on or before December 31 of the PBRS Plan Year, with or without notice to Eligible Employees or any other person. No representative of the Company or its subsidiaries has the authority to modify the terms of that PBRS Plan without written consent of the Chief Human Resources Officer or his or her designee.

E. Withholding
The Company may provide for the withholding from any benefits payable under the PBRS Plan all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

F. Section 409A of the Code
The Company intends that the PBRS Plan not violate any applicable provision of, or result in any additional tax or penalty under, Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended, and the regulations and guidance thereunder (collectively, “Section 409A”) and that to the extent any provisions of the PBRS Plan do not comply with Section 409A the Company will make such changes as it deems reasonable in order to comply with Section 409A. In all events, the provisions of CVS Health Corporation’s Universal 409A Definitions Document are hereby incorporated by reference and, notwithstanding any other provision of the Plan or any Award to the contrary, to the extent required to avoid a violation of the applicable rules under Section 409A by reason of Section 409A(a)(2)(B)(i) of the Code, payment of any amounts subject to Section 409A shall be delayed until the first business day of the seventh month immediately following the date of termination of employment. For purposes of any provision of the PBRS Plan providing for the payment of any amounts or benefits in connection with a termination of employment, references to an Eligible Employee’s “termination of employment” (and corollary terms) shall be construed to refer to the Eligible Employee’s “separation from service” with the Company as determined under Section 409A.

G. Request for Plan Interpretation
Any dispute or request for interpretation of any provision in the PBRS Plan must be submitted to the appropriate Human Resources Business Partner by the Eligible Employee or his or her manager in writing.

H. Compliance with Applicable Regulations
In order to be eligible to receive a PBRS Award under the PBRS Plan, a Participant must comply with all applicable state and federal regulations and Company policies.

I. Governing Law
The validity, construction and effect of the PBRS Plan, and any rules and regulations under the Plan shall be determined in accordance with Delaware law, without giving effect to principles of conflicts of laws, and applicable federal law.

J. Recoupment
Except as may be specifically provided in the PBRS Award, each PBRS Award under the PBRS Plan shall be subject to the terms of the Company’s Recoupment Policy as it exists from time to time, which may require the Participant to immediately repay to the Company the value of any pre-tax economic benefit that he or she may derive under the PBRS Plan.